Exhibit T3C7

KAISA GROUP HOLDINGS LTD.

and

U.S. BANK NATIONAL ASSOCIATION

as CVR TRUSTEE

Contingent Value Rights Agreement

Dated as of [•], 2016

[•] Contingent Value Rights

CROSS-REFERENCE TABLE

Trust Indenture Act Section	Agreement Section
310(a)(1)	4.9
(a)(2)	4.9
(a)(3)	N/A
(a)(4)	N/A
(a)(5)	4.9
(b)	4.8, 4.10(a), 4.10(d)9.3
311(a)	4.13
(b)	4.13
312(a)	5.1, 5.2(a)
(b)	5.2(b)
(c)	5.2(c), 9.3
313	9.3
313(a)	5.3(a)
(b)(2)	5.3(a)
(c)	4.8(b), 5.3(a), 8.12
(d)	5.3(b)
314(a)	5.4
(b)	N/A
(c)(1)	1.2(a)
(c)(2)	1.2(a)
(c)(3)	N/A
(d)	N/A
(e)	1.2(b)
315(a)	4.2(a), 4.2(b)
(b)	8.12,9.3
(c)	4.2(a)
(d)	4.2(c)
(e)	8.13
316(a) (last sentence)	1.1 (Definition of “outstanding”)
316(a)(1)(A)	8.10(a)
(a)(1)(B)	8.10(a)
(a)(2)	N/A
(b)	8.8, 9.4(b)
(c)	9.4(g)
317(a)(1)	8.3
(a)(2)	8.3(a)
(b)	7.2(c)
318(a)	1.4(b)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CERTAIN OTHER PROVISIONS OF GENERAL APPLICATION		1
1.1	Defined Terms	1
1.2	Compliance and Opinions	8
1.3	Form of Documents Delivered to CVR Trustee	9
1.4	Trust Indenture Act	9

ARTICLE II CONTINGENT VALUE RIGHTS		10
2.1	Issuance and Forms of the CVRs	10
2.2	Registrable Form	10
2.3	Execution, Authentication, Delivery and Dating	10
2.4	Registration, Registration of Transfer and Exchange	11
2.5	Mutilated, Destroyed, Lost and Stolen CVRs	13
2.6	Persons Deemed Owners	14
2.7	Cancellation	14
2.8	Other Provisions Relating to Rights of Holders of CVRs	14

ARTICLE III CVR SETTLEMENT		15
3.1	CVR Triggering Event	15
3.2	Settlement of Payment	15
3.3	Settlement in Common Shares	16
3.4	Settlement Record Date	17

ARTICLE IV THE TRUSTEE		17
4.1	CVR Trustee	17
4.2	Certain Duties and Responsibilities	17
4.3	Certain Rights of the CVR Trustee	18
4.4	Not Responsible for Recitals or Issuance of CVRs	20
4.5	May Hold CVRs	20
4.6	Money Held in Trust	20
4.7	Compensation and Reimbursement	20
4.8	Disqualification; Conflicting Interests	21
4.9	Corporate CVR Trustee Required; Eligibility	21
4.10	Resignation and Removal; Appointment of Successor	22
4.11	Acceptance of Appointment of Successor	23

i

4.12	Merger, Conversion, Consolidation or Succession to Business	23
4.13	Preferential Collection of Claims Against Company	23
4.14	Forwarding of Communications	24
4.15	Publication of Notices	24
4.16	Mutual Undertaking Regarding Information Reporting and Collection Obligations	24
4.17	Company’s Right to Redirect	24
4.18	Prior Credit	24

ARTICLE V HOLDERS’ LISTS AND REPORTS BY THE TRUSTEE AND COMPANY		25
5.1	Company to Furnish CVR Trustee with Names and Addresses of Holders	25
5.2	Preservation of Information; Communications to Holders	25
5.3	Reports by CVR Trustee	25
5.4	Compliance Certificate	26

ARTICLE VI ADJUSTMENTS TO MARKET CAPITALIZATION MILESTONES		26
6.1	Adjustments to Market Capitalization Milestones	26
6.2	Notice of Adjustments	26
6.3	Final Determination	26

ARTICLE VII COVENANTS		27
7.1	Payment of Triggered Amounts, if any, to Holders	27
7.2	Money for CVR Payments to Be Held in Trust	27
7.3	Listing of CVRs	28
7.4	Other Agreements	28

ARTICLE VIII EVENTS OF DEFAULT		28
8.1	Events of Default	28
8.2	Acceleration	29
8.3	Collection by the CVR Trustee; the CVR Trustee May Prove Payment Obligations	30
8.4	Application of Proceeds	32
8.5	Suits for Enforcement	32
8.6	Restoration of Rights on Abandonment of Proceedings	32
8.7	Limitations on Suits by Holders	33
8.8	Unconditional Right of Holders to Institute Certain Suits	33
8.9	Powers and Remedies Cumulative; Delay or Omission Not Waiver of Event of Default	33
8.10	Control by Holders	34

ii

8.11	Waiver of Past Events of Default	34
8.12	The CVR Trustee to Give Notice of Event of Default, But May Withhold in Certain Circumstances	34
8.13	Right of Court to Require Filing of Undertaking to Pay Costs	35

ARTICLE IX MISCELLANEOUS		35
9.1	Termination	35
9.2	Successors; Assignment	35
9.3	Notices	35
9.4	Amendments	36
9.5	Governing Law; Consent to Jurisdiction; Waiver of Immunities	38
9.6	Effect of Headings	39
9.7	Benefits of Agreement	39
9.8	Invalidity	39
9.9	Counterparts	39
9.10	Entire Agreement	40
Exhibit A		A-1
Exhibit B		B-1
Exhibit C		C-1

iii

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”) is dated as of [•], 2016 between Kaisa Group Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and U.S. Bank National Association as the CVR Trustee (the “CVR Trustee”).

RECITALS

WHEREAS, the Company has filed the Schemes of Arrangement (as defined below);

WHEREAS, on [•], 2016, the Schemes of Arrangement were sanctioned;

WHEREAS, pursuant to the Schemes of Arrangement sanctioned by the court and subject to the terms and conditions of this Agreement, the Company is allocating to electing holders of Existing HY Notes (as defined below) and Existing Convertible Bonds (as defined below), that have elected to receive New HY Notes (as defined below), contingent value rights (the “CVRs” and individually a “CVR”) representing the contingent right to receive, on the terms and subject to the conditions set forth herein, payment in cash, or, at the election of the Company, in Common Shares (as defined below) in lieu of cash, in the aggregate amount of 7.00% of the aggregate principal amount of the New HY Notes upon occurrence of any CVR Triggering Event (as defined below); and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the CVR Trustee hereby agree, for the benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND CERTAIN OTHER PROVISIONS OF GENERAL APPLICATION

1.1 Defined Terms. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

“2016 Notes” means the RMB-denominated 6.875% Senior Notes due 2016 issued by the Company.

“2017 Notes” means the 12.875% Senior Notes due 2017 issued by the Company.

“2018 Notes” means the 8.875% Senior Notes due 2018 issued by the Company.

“2019 Notes” means the 9.00% Senior Notes due 2019 issued by the Company.

“2020 Notes” means the 10.25% Senior Notes due 2020 issued by the Company.

“30-day VWAP” means the volume weighted average price of the Common Shares for any consecutive 30-Trading-Day period during which the Common Shares are actively traded as displayed under the heading “VWAP” on Bloomberg page 1638.HK<equity>.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“this Agreement” has the meaning specified in the preamble above.

“Alternative Stock Exchange” means at any time, in the case of the Common Shares, if they are not at that time listed and traded on the Hong Kong Stock Exchange, the principal stock exchange or securities market on which the Common Shares are then listed or quoted or dealt in.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global CVR, the rules and procedures of Euroclear and/or Clearstream that apply to such transfer or exchange.

“Board Resolution” means a copy of a resolution certified by the Chairman of the Board of Directors, the Chief Executive Officer of the Company or the Secretary to the Board of Directors, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the CVR Trustee.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange) in Beijing, Hong Kong, London and New York City.

“Calculation Date” means the date that is five (5) Business Days prior to the Settlement Date.

“Capital Distribution” means (i) any distribution of assets in specie by the Company for any financial period whenever paid or made and however described (and for these purposes a distribution of assets in specie includes without limitation an issue of Common Shares or other securities credited as fully or partly paid (other than Common Shares credited as fully paid) by way of capitalization of reserves, but excludes a Scrip Dividend (other than the cash amount of any Scrip Dividend)); and (ii) any cash dividend or distribution (including, without limitation, the relevant cash amount of a Scrip Dividend) of any kind by the Company for any financial period (whenever paid and however described). In making any such calculation, such adjustments (if any) shall be made as an Independent Investment Bank may consider appropriate to reflect (a) any consolidation or subdivision of the Common Shares, (b) issues of Common Shares by way of capitalization of profits or reserves, or any like or similar event or (c) the modification of any rights to dividends of Common Shares.

“Clearstream” means Clearstream Banking S.A.

“Closing Price” for the Common Shares for any Trading Day shall be the price published in the Daily Quotation Sheet published by the Hong Kong Stock Exchange or, as the case may be, the equivalent quotation sheet of an Alternative Stock Exchange for such day.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Depositary” means Citibank Europe plc acting as common depositary for Euroclear and Clearstream.

“Common Shares” means the ordinary shares of the Company which are, as of the date of this Agreement, listed on the Hong Kong Stock Exchange.

“Company” means the person specified in the first paragraph of this Agreement, its successors, heirs and assigns.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by the Chairman of the Board of Directors, the Chief Executive Officer, a president or any vice president, or any other person duly authorized to act on behalf of the Company for such purpose or for any general purpose, and delivered to the CVR Trustee.

“Corporate Trust Office” means the office of the CVR Trustee at which at any particular time its corporate trust business may be administered, which office at the date of execution of this Agreement is located at New York City.

“CVR” has the meaning specified in the recitals to this Agreement.

“CVR Agent” refers to each of the CVR Paying Agent, CVR Authenticating Agent, Common Depositary and CVR Registrar, individually, as the context requires.

“CVR Agents” refers, collectively, to each of the CVR Paying Agent, CVR Authenticating Agent, Common Depositary and CVR Registrar.

“CVR Agent Appointment Letter” means that CVR Agent Appointment Letter to be entered into between the Company and Citibank, N.A., London Branch, and acknowledged by the CVR Trustee in substantially the form as set forth in Exhibit B hereto.

“CVR Authenticating Agent” means, initially, Citibank, N.A., London Branch as appointed pursuant to the CVR Agent Appointment Letter and its successors, heirs and assigns.

“CVR Paying Agent” means, initially, Citibank, N.A., London Branch, as appointed pursuant to the CVR Agent Appointment Letter, and its successors, heirs and assigns.

“CVR Register” has the meaning specified in Section 2.4(a) of this Agreement.

“CVR Registrar” means, initially, Citigroup Global Markets Deutschland AG, as appointed pursuant to the CVR Agent Appointment Letter, and its successors, heirs and assigns.

“CVR Triggering Event” has the meaning specified in Section 3.1 of this Agreement.

“CVR Trustee” means the person specified the first paragraph of this Agreement until a successor CVR Trustee shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “CVR Trustee” shall refer to such successor CVR Trustee.

“Direct Registration CVRs” means CVRs, the ownership of which is recorded on the Direct Registration System. The terms “authenticate,” “deliver,” “execute,” “issue,” “register,” “surrender,” “transfer” or “cancel,” when used with respect to Direct Registration CVRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System.

“Direct Registration System” means the system for the uncertificated registration of ownership of the CVRs established by the CVR Registrar and utilized by the CVR Registrar pursuant to which the CVR Registrar may record the ownership of the CVRs without the issuance of any certificate, which ownership shall be evidenced by periodic statements issued by the CVR Registrar to the Holders entitled thereto.

“Euroclear” means Euroclear Bank SA/NV.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Date” means the date on which the New HY Notes are originally issued, after the Schemes of Arrangement have been sanctioned.

“Explanatory Statement” means the explanatory statement dated [•], 2016 in relation to the linked and inter-conditional schemes of arrangement proposed by the Company’s directors pursuant to [section 673 of the Companies Ordinance (Cap 622) of Hong Kong and pursuant to section 86 of the Companies Law (2013 Revision) of the Cayman Islands].

“Existing Convertible Bonds” means the RMB-denominated U.S. dollar-settled 8% convertible bonds due 2015 issued by the Company.

“Existing HY Notes” means the 2016 Notes, the 2017 Notes, the 2018 Notes, the 2019 Notes and the 2020 Notes.

“Fair Market Value” means, with respect to any asset, security, option, warrant or other right on any date, the fair market value of that asset, security, option, warrant or other right as determined by an Independent Investment Bank; provided that (i) the fair market value of a cash dividend paid or to be paid per Common Share shall be the amount of such cash dividend per Common Share determined as at the date of announcement of such dividend, (ii) where options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by such Independent Investment Bank) the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five (5) Trading Days on the relevant market commencing on the first such Trading Day such options, warrants or other rights are publicly traded.

“Fundamental Change” means any of the following:

(i) the Company is involved in and completes a consolidation with, or merger with or into, any other person (other than with one of its subsidiaries), or any other similar transaction or series of related transactions pursuant to which the outstanding Common Shares will be converted into or exchanged for cash, securities or other property, or the Company sells, transfers to a third party buyer or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property and assets of the Company and its subsidiaries, taken as a whole; or

(ii) the Shareholders or Directors of the Company approve any plan for its liquidation, dissolution or termination.

“Fundamental Change Payment Date” has the meaning specified in Section 3.2(b) of this Agreement.

“Governmental Entity” means a domestic (federal or state) or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.

“Global CVR” has the meaning specified in Section 2.1(a) of this Agreement.

“Holder” means a person in whose name a CVR is registered in the CVR Register or the Direct Registration System.

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“Implied Market Capitalization” means, as of any date, the greater of (i) the 30-day VWAP of the Common Shares measured as of such date, multiplied by the average number of shares outstanding as of the close of trading on each date during the measurement period of such 30-day VWAP and (ii) the aggregate equity value of the Company implied by the total per share consideration (or cash equivalent thereof) payable in connection with any transaction that constitutes a Fundamental Change.

“Indebtedness” has the meaning ascribed to it in the indentures governing the New HY Notes.

“Independent Investment Bank” means an independent investment bank of international repute selected by the Company.

“Law” means any foreign, federal, state, local or municipal laws, rules, judgments, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, international treaties and conventions or requirements of any Governmental Entity.

“New Convertible Bonds” means the US$[•] variable rate convertible bonds due 2019 issued by the Company.

“New HY Notes” means the Series A Notes, the Series B Notes, the Series C Notes, the Series D Notes and the Series E Notes.

“Officer” means one of the executive officers of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Onshore Debt” has the meaning specified in Section 8.2(c) of this Agreement.

“Opinion of Counsel” means a written opinion from legal counsel which is reasonably acceptable to the CVR Trustee.

“outstanding” when used with respect to the CVRs means, as of the date of determination, all CVRs theretofore authenticated and delivered under this Agreement, except:

(i) CVRs theretofore cancelled by the CVR Registrar or delivered to the CVR Registrar for cancellation; and

(ii) CVRs in exchange for or in lieu of which other CVRs have been authenticated and delivered pursuant to this Agreement.

A CVR does not cease to be outstanding because the Company or any Affiliate of the Company holds the CVR; provided that in determining whether the Holders of the requisite amount of outstanding CVRs have given any request, demand, authorization, direction, notice, consent or waiver under this Agreement, CVRs owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the CVR Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only CVRs which a Responsible Officer of the CVR Trustee actually knows are so owned shall be so disregarded. CVRs so owned that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the CVR Trustee the pledgee’s right to act with respect to such CVRs and that the pledgee is not the Company or an Affiliate of the Company.

“person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PRC” means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau and Taiwan.

“Process Agent” has the meaning specified in Section 9.5 of this Agreement.

“Qualified Exchange” means either (1) the New York Stock Exchange, the London Stock Exchange, the Hong Kong Stock Exchange, the Nasdaq Stock Market or SGX or (2) a national securities exchange (as such term is defined in Section 6 of the Exchange Act) or a designated offshore securities market (as such term is defined in Rule 902(b) under the Securities Act).

“Reference Share Price” means the 30-day VWAP of the Common Shares for the period ending the day prior to the Calculation Date.

“Relevant Cash Dividend” means the aggregate cash dividend or distribution declared by the Company, including any cash dividend in respect of which there is any Scrip Dividend.

“Responsible Officer” when used with respect to the CVR Trustee shall mean any officer of the CVR Trustee having direct responsibility for the administration of this Agreement, or to whom corporate trust matters are referred because of that officer’s knowledge of and familiarity with the particular subject.

“Restricted Subsidiary” has the meaning ascribed to it in the indentures governing the New HY Notes.

“Restructured Onshore Debt” has the meaning specified in Section 8.2(c) of this Agreement.

“RMB” means the Renminbi, the lawful currency of the People’s Republic of China, excluding Hong Kong, Macau and Taiwan for purposes of this Agreement.

“Schemes of Arrangement” means a scheme of arrangement in respect of the Company under sections 673 and 674 of the Companies Ordinance (Cap 622) of the laws of Hong Kong, and/or a scheme of arrangement in respect of the Company under section 86 of the Companies Law (2013 Revision) as applicable in the Cayman Islands and/or a scheme of arrangement in respect of the Company under Part 26 of the Companies Act 2006 as applicable in England and Wales.

“Scrip Dividend” means any Common Shares issued in lieu of the whole or any part of any Relevant Cash Dividend, being a dividend which the Shareholders concerned would or could otherwise have received and which would not have constituted a Capital Distribution.

“Securities Act” means the United States Securities Act of 1933, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Series A Notes” means the variable rate senior notes due December 31, 2019, to be issued by the Company on the Exchange Date in an original aggregate principal amount of US$[•] [10.00% of all New HY Notes issued].

“Series B Notes” means the variable rate senior notes due June 30, 2020, to be issued by the Company on the Exchange Date in an original aggregate principal amount of US$[•] [18% of all New HY Notes issued].

“Series C Notes” means the variable rate senior notes due December 31, 2020, to be issued by the Company on the Exchange Date in an original aggregate principal amount of US$[•] [22% of all New HY Notes issued].

“Series D Notes” means the variable rate senior notes due June 30, 2021, to be issued by the Company on the Exchange Date in an original aggregate principal amount of US$[•] [24% of all New HY Notes issued].

“Series E Notes” means the variable rate senior notes due December 31, 2021, to be issued by the Company on the Exchange Date in an original aggregate principal amount of US$[•] [26% of all New HY Notes issued].

“Settlement Date” has the meaning specified in Section 3.2(a) of this Agreement.

“Settlement Record Date” has the meaning specified in Section 3.4 of this Agreement.

“SGX” means Singapore Exchange Securities Trading Limited.

“Shareholders” means holders of Common Shares of the Company.

“Significant Restricted Subsidiary” means a Restricted Subsidiary, or a group of Restricted Subsidiaries, of the Company that would, when taken together, be a “significant subsidiary” within the meaning of the definition of “significant subsidiary” in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Exchange Date; provided that in each instance in such definition in which the term “10 percent” is used, the term “5 percent” shall be substituted therefor.

“Subordinated Shareholder Loan” means any unsecured loan to the Company or any Restricted Subsidiary from Permitted Holders (as defined in the indentures governing the New HY Notes) which (i) is expressly subordinated in right of payment to the New HY Notes and the New Convertible Bonds and the obligations of the Company under this Agreement, (ii) by its terms (and by the terms of any security into which it is convertible or for which it is exchangeable) does not mature and is not required to be repaid, pursuant to a sinking fund obligation event of default or otherwise, in whole or in part, on or prior to the date that is one year after the Settlement Date of the CVRs and (iii) by its terms does not provide any cash payment of interest.

“Tax” means any federal, state, local or foreign income, profits, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, sales, social security, unemployment, disability, use, property, withholding, excise, transfer, registration, production, value added, alternative minimum, occupancy, estimated or any other tax of any kind whatsoever, together with any interest, penalty or addition thereto, imposed by any Governmental Entity responsible for the imposition of any such tax, whether disputed or not.

“Trading Day” means a day when the Hong Kong Stock Exchange or, as the case may be an Alternative Stock Exchange is open for dealing business, provided that if no Closing Price is reported for one or more consecutive dealing days such day or days will be disregarded in any relevant calculation and shall be deemed not to have been dealing days when ascertaining any period of dealing days.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb), as amended and in effect from time to time.

“U.S. dollars” or “US$” means United States dollars, the official currency of the United States of America.

1.2 Compliance and Opinions.

(a) Upon any application or request by the Company to the CVR Trustee to take any action under any provision of this Agreement, the Company shall furnish to the CVR Trustee an Officers’ Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

(b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

1.3 Form of Documents Delivered to CVR Trustee.

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such person, or that they be so certified or covered by only one document, but one such person may certify or give an opinion with respect to some matters and one or more other such persons as to other matters, and any such person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company.

(c) Any certificate, statement or opinion of an officer of the Company or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Company. Any certificate or opinion of any independent firm of public accountants filed with the CVR Trustee shall contain a statement that such firm is independent.

(d) Where any person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.

1.4 Trust Indenture Act.

(a) Whenever this Agreement refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Agreement. All terms used in this Agreement that are defined by the Trust Indenture Act, defined by the Trust Indenture Act by reference to another statute or defined by any SEC rule under the Trust Indenture Act and not otherwise defined herein have the meanings so assigned to them.

(b) If any provision of this Agreement limits, qualifies, or conflicts with another provision which is required to be included in this Agreement by the Trust Indenture Act, the required provision of the Trust Indenture Act shall control.

(c) Nothing herein shall be deemed an admission of, or agreement by, the Company and the CVR Trustee that the Trust Indenture Act applies to this Agreement.

ARTICLE II

CONTINGENT VALUE RIGHTS

2.1 Issuance and Forms of the CVRs.

(a) On the issue date, the Company will deliver to the CVR Authenticating Agent one global CVR representing [•] CVRs each with an aggregate notional amount of US$70 (the “Global CVR”) for authentication. The Global CVR and the CVR Authenticating Agent’s certificate of authentication shall be in substantially the forms set forth in Exhibit A, attached hereto and incorporated herein by this reference, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of the SGX or any Qualified Exchange or as may be required by Law or any rule or regulation pursuant thereto, all as may be determined by the director of the Company executing such Global CVR, as evidenced by their execution of the Global CVR. Any portion of the text of the Global CVR may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Global CVR. The Global CVR shall be typewritten, printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods or may be produced in any other manner permitted by the rules of the SGX or any Qualified Exchange on which the CVRs may be listed, all as determined by the director executing such Global CVR, as evidenced by their execution of such Global CVR.

(b) The Direct Registration CVRs shall be uncertificated and shall be evidenced by the Direct Registration System maintained by the CVR Registrar.

2.2 Registrable Form. The CVRs shall be issuable only in registered form. The CVRs shall be issued initially in the form of a permanent Global CVR, deposited with the Common Depositary, as the custodian for Euroclear and Clearstream. The Global CVR will represent the outstanding CVRs as will be specified therein and shall provide that it represents the aggregate number of CVRs from time to time endorsed thereon and that the aggregate number of outstanding CVRs represented thereby may from time to time be reduced or increased, as appropriate to reflect exchanges.

2.3 Execution, Authentication, Delivery and Dating.

(a) The Global CVR shall be executed on behalf of the Company by any director or any other person duly authorized to act on behalf of the Company for such purpose or any general purpose, but need not be attested. The signature of any of these persons on the Global CVR may be manual or facsimile.

(b) Any Global CVR bearing the manual or facsimile signatures of individuals who were, at the time of execution, the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Global CVR or did not hold such offices at the date of such Global CVR.

(c) At any time and from time to time after the execution and delivery of this Agreement, the Company may deliver a Company Order for the authentication, as applicable, and delivery of CVRs instructing the CVR Authenticating Agent to authenticate and the CVR Registrar to deliver such CVRs in accordance with such Company Order and as provided in this Agreement and not otherwise. In the case of a Global CVR, such Company Order shall be accompanied by a Global CVR executed by the Company and delivered to the CVR Authenticating Agent for authentication in accordance with such Company Order.

(d) Each Global CVR shall be dated the date of its authentication.

(e) No Global CVR shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose unless there appears on such Global CVR a certificate of authentication substantially in the form provided for herein duly executed by the CVR Authenticating Agent, by manual or facsimile signature of an authorized officer, and such certificate of authentication upon any Global CVR shall be conclusive evidence, and the only evidence, that such Global CVR has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Agreement.

(f) Direct Registration CVRs need not be authenticated, and shall be valid and obligatory for all purposes and shall entitle each Holder thereof to all benefits of this Agreement.

2.4 Registration, Registration of Transfer and Exchange.

(a) The Company shall cause the CVR Registrar to maintain a register outside of the United Kingdom (the “CVR Register”) in which the registration of original issuance and the registration of transfer of the CVRs shall be recorded and for the purpose of registering Global CVRs and transfers of Global CVRs as herein provided. Upon the initial issuance of the CVRs, the Company shall cause the CVR Registrar to issue and register the CVRs in the names of the respective Holders thereof in accordance with instructions delivered to the CVR Registrar by the Company. The Global CVR shall be registered in the name of the nominee of the Common Depositary for the accounts of Euroclear and Clearstream.

(b) (i) A Global CVR may not be transferred except as a whole by the Common Depositary to a nominee of the Common Depositary, by a nominee of the Common Depositary to the Common Depositary or to another nominee of the Common Depositary, or by the Common Depositary or any such nominee to a successor Common Depositary or a nominee of such successor Common Depositary. The Global CVR will be exchanged by the Company in whole, and not in part, for Direct Registration CVRs if (1) the Company delivers to the CVR Registrar notice from the clearing systems through which the CVRs are held that it is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor clearing system is not appointed by the Company within ninety (90) days after the date of such notice from the clearing system or (2) the clearing systems through which the CVRs are held is closed for business for a continuous period of over fourteen (14) days (other than by reason of holidays, statutory or otherwise) or announces an intention to permanently cease business or does in fact do so or (3) an Event of Default has occurred and is continuing and the CVR Registrar has received a request from the clearing systems through which the CVRs are held to issue Direct Registration CVRs. Upon the occurrence of either of the preceding events in (1) above, Direct Registration CVRs shall be issued in such names as the clearing systems through which the CVRs are held shall instruct the CVR Registrar. The Global CVR also may be exchanged or replaced, in whole, and not in part, as provided in Section 2.5 hereof. Every Global CVR authenticated and delivered in exchange for, or in lieu of, a Global CVR or any portion thereof, pursuant to this Section 2.4 or Section 2.5 hereof, shall be authenticated and delivered in the form of, and shall be, a Global CVR. A Global CVR may not be exchanged for another Global CVR other than as provided in this Section 2.4(b)(i), however, beneficial interests in a Global CVR may be transferred and exchanged as provided in Section 2.4(b)(ii) or (iii) hereof.

(ii) The transfer and exchange of beneficial interests in the Global CVR will be effected through the clearing systems through which the CVRs are held, in accordance with the provisions of this Agreement and the Applicable Procedures. Beneficial interests in the Global CVR may be transferred to persons who take delivery thereof in the form of a beneficial interest in the Global CVR. No written orders or instructions shall be required to be delivered to the CVR Registrar to effect the transfers described in this Section 2.4(b)(ii).

(iii) Upon request by a Holder of Direct Registration CVRs and such Holder’s compliance with the provisions of this Section 2.4(b)(v), the Company shall cause the CVR Registrar to register the transfer or exchange of Direct Registration CVRs. Prior to such registration of transfer or exchange, the requesting Holder must present to the CVR Registrar a written instruction of transfer in form satisfactory to the CVR Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of Direct Registration CVRs may transfer such Direct Registration CVRs to a person who takes delivery thereof in the form of Direct Registration CVRs. Upon receipt of a request to register such a transfer, the Company shall cause the CVR Registrar to register the Direct Registration CVRs pursuant to the instructions from the Holder thereof.

(iv) At such time as all beneficial interests in the Global CVR have been exchanged for Direct Registration CVRs or the Global CVR has been repurchased or cancelled in whole and not in part, the Company shall cause the Global CVR to be returned to the Company or retained and cancelled by the CVR Registrar in accordance with Section 2.7 hereof. At any time prior to such cancellation, if any beneficial interest in the Global CVR is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global CVR or for Direct Registration CVRs, the aggregate number of CVRs represented by such Global CVR will be reduced accordingly and the Company shall cause an endorsement to be made on such Global CVR by the CVR Paying Agent or the CVR Registrar, as the case may be, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global CVR, such other Global CVR will be increased accordingly and the Company shall cause an endorsement to be made on such Global CVR by the CVR Paying Agent or CVR Registrar, as the case may be, to reflect such increase.

(v) (A) To permit registrations of transfers and exchanges, the Company will execute and instruct the CVR Authenticating Agent to authenticate any Global CVR by delivering to the CVR Authenticating Agent a Company Order in accordance with Section 2.3 hereof.

(B) No service charge will be made to a Holder of a beneficial interest in a Global CVR or to a Holder of a Direct Registration CVR for any registration of transfer or exchange, but the Company may require payment of a sum sufficient from the Holder to cover any transfer tax or similar governmental charge payable in connection therewith.

(C) All Global CVRs and Direct Registration CVRs issued upon any registration of transfer or exchange of the Global CVR or Direct Registration CVRs will be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits under this Agreement, as the Global CVR or Direct Registration CVRs surrendered upon such registration of transfer or exchange.

(D) The Company shall cause the CVR Authenticating Agent to authenticate any Global CVR in accordance with the provisions of Section 2.3 hereof.

(c) The Company shall not be required to exchange or register a transfer of any CVRs between any Settlement Record Date and the relevant Settlement Date.

2.5 Mutilated, Destroyed, Lost and Stolen CVRs.

(a) If (i) any mutilated Global CVR is surrendered to the CVR Registrar or (ii) the Company and the CVR Registrar receive evidence to their satisfaction of the destruction, loss or theft of any Global CVR and there is delivered to the Company and the CVR Registrar (A) such security and/or indemnity as may be required by them to save each of them and any agent of either harmless and (B) an affidavit of loss in respect of such CVR, then, in the absence of notice to the Company or the CVR Registrar that such Global CVR has been acquired by a bona fide purchaser, the Company shall execute and, upon delivery of a Company Order, the Company shall instruct the CVR Authenticating Agent to authenticate and the CVR Registrar to deliver, in exchange for any such mutilated Global CVR or in lieu of any such destroyed, lost or stolen CVR, a new CVR, in the form of either a Global CVR or a Direct Registration CVR, of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding.

(b) Every new CVR issued pursuant to this Section 2.5 in lieu of any destroyed, lost or stolen Global CVR shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen CVR shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Agreement equally and proportionately with any and all other CVRs duly issued hereunder.

(c) The provisions of this Section 2.5 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen CVRs.

2.6 Persons Deemed Owners. The Company, the CVR Trustee and any agent of the Company or the CVR Trustee shall treat the person in whose name any CVR is registered as the owner of such CVR for the purpose of receiving payment on such CVR and for all other purposes whatsoever, whether or not such CVR be overdue, and neither the Company, the CVR Trustee nor any agent of the Company or the CVR Trustee shall be affected by, and/or obligated to take any steps in relation to, a notice to the contrary.

2.7 Cancellation. All CVRs surrendered for payment, registration of transfer or exchange shall, if surrendered to any person other than the CVR Registrar, be delivered to the CVR Registrar and the Company shall cause all such CVRs to be cancelled by the CVR Registrar as soon as reasonably practicable thereafter. The Company shall promptly deliver to the CVR Registrar for cancellation any CVRs previously authenticated and delivered hereunder which the Company has acquired in any manner whatsoever, and the Company shall instruct all CVRs so delivered to be cancelled by the CVR Registrar as soon as reasonably practicable thereafter. No CVRs shall be authenticated in lieu of or in exchange for any CVRs cancelled as provided in this Section 2.7, except as expressly permitted by this Agreement. The Company shall ensure that all cancelled CVRs held by the CVR Registrar shall be destroyed and a certificate of destruction shall (upon written request) be issued by the CVR Registrar to the Company.

2.8 Other Provisions Relating to Rights of Holders of CVRs.

(a) No Rights as Stockholder. A CVR does not entitle the Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or attend such meetings or the election of directors of the Company or any other matter.

(b) No Rights to Share in Assets of the Company. A CVR does not entitle the Holder thereof to the right to share in the assets of the Company in the event of its liquidation, dissolution or the winding up; in the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that CVRs are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court, and the holders of the CVRs may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if any payment under the CVRs has been triggered prior to the commencement of any such case or prior to the passing of any shareholders’ resolution approving the voluntary winding up of the Company.

ARTICLE III

CVR SETTLEMENT

3.1 CVR Triggering Event. Holders of the CVRs shall be entitled to the payment of US$14 for each CVR they hold upon the occurrence of each of the following triggering events (each, a “CVR Triggering Event” and each amount set out in the following, a “Market Capitalization Milestone”):

(a) when the Implied Market Capitalization of the Common Shares exceeds HK$10,075,000,000;

(b) when the Implied Market Capitalization of the Common Shares exceeds HK$12,594,000,000;

(c) when the Implied Market Capitalization of the Common Shares exceeds HK$15,742,000,000;

(d) when the Implied Market Capitalization of the Common Shares exceeds HK$19,678,000,000; and

(e) when the Implied Market Capitalization of the Common Shares exceeds HK$20,542,000,000.

As soon as reasonably practicable after the occurrence of each CVR Triggering Event the Company will deliver a written notice to the clearing systems through which the CVRs are held informing such clearing systems that such CVR Triggering Event has occurred and specifying the Settlement Record Date and Settlement Date in respect of such CVR Triggering Event.

3.2 Settlement of Payment.

(a) Subject to 3.2(b) below, upon the occurrence of any CVR Triggering Event, the Company shall settle any payment triggered on the date that is the later of (i) six months after the occurrence of such CVR Triggering Event and (ii) the third anniversary of the date hereof (each such date, a “Settlement Date”), in cash, or in the event that the Common Shares are listed on any Qualified Exchange, at the election of the Company, in Common Shares in lieu of cash, in which case, a holder of the CVRs shall be entitled to receive the number of Common Shares calculated by the Company as equal to the quotient of the aggregate amount payable with respect to each CVR Triggering Event for which the Market Capitalization Milestones pursuant to Section 3.1 hereof has been met and the Reference Share Price.

(b) Notwithstanding the foregoing, upon a Fundamental Change, notice of which shall be given in writing to the CVR Trustee and the CVR Agents as soon as practicable after its occurrence, the Company shall settle all amounts triggered by a CVR Triggering Event occurring prior to or in connection with such Fundamental Change (1) in the case of clause (i) of the definition of the Fundamental Change, on the date of consummation of a transaction described in such clause (i); and (2) in the case of clause (ii) of the definition of Fundamental Change, on the date of approval of such plan of liquidation, dissolution or termination (such settlement date, the “Fundamental Change Payment Date”).

(c) The Company, no later than 9:00 a.m. (London time) on the Business Day immediately preceding each date on which a cash payment in respect of the CVRs becomes due, shall (i) transfer (or cause to be transferred) to the designated account of the CVR Paying Agent in U.S. dollars immediately available funds such amount as may be required for the purposes of such payment and (ii) notify the CVR Paying Agent and the CVR Trustee of such transfer in the form of payment notice attached as Exhibit C hereto. The Company, no later than 10:00 a.m. (London time) on the second Business Day immediately preceding each date on which any payment in respect of the CVRs becomes due, shall confirm such payment to the CVR Paying Agent and the CVR Trustee.

(d) The CVR Paying Agent shall not be bound to make any payment until it is satisfied that full payment has been received by it from the Company in immediately available and cleared funds on the Business Day prior to any payment due date.

(e) The CVR Paying Agent shall be entitled to make payments net of any Taxes or other sums required by any Applicable Law to be withheld or deducted and, if such a withholding or deduction is so required, the CVR Paying Agent will not pay an additional amount in respect of that withholding or deduction.

In this section 3.2(e):

“Applicable Law” means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any Party.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

3.3 Settlement in Common Shares.

(a) The Company may elect to settle any payment triggered under the CVRs upon the occurrence of any CVR Triggering Event in Common Shares in lieu of cash pursuant to Section 3.2 hereof by giving notice at least five (5) Business Days prior to the Settlement Date or the Fundamental Change Payment Date to the CVR Trustee, the CVR Agents and the Holders (which notice shall be irrevocable); provided that the Company shall settle in cash all amounts caused by a Fundamental Change (1) described in clause (ii) of the definition of Fundamental Change or (2) described in clause (i) of the definition of Fundamental Change unless the consideration to be received upon conversion or exchange of the Common Shares consists of common stock of another person that trades on the Hong Kong Stock Exchange or another Qualified Exchange.

(b) Valid Issuance. All Common Shares issued pursuant to this Section 3.3 shall be validly issued, non-assessable and fully paid and will not be subject to any preemptive or similar rights upon issuance.

(c) Date of Issuance. Each Holder in whose name any such certificate for Common Shares is issued shall for all purposes be deemed to have become the holder of record of such Common Shares on the Settlement Date, irrespective of the date of receipt of such certificate by such Holder, except that, if the Settlement Date is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. The Company shall, as soon as practicable, give notice to the CVR Trustee and the Holders of any period during which the stock transfer books of the Company are closed.

3.4 Settlement Record Date. The Person in whose name any CVR is registered at the close of business on the Business Day immediately preceding a Settlement Date (such date a “Settlement Record Date”), with respect to any Settlement Date, shall be entitled to receive any cash payment or Common Shares, as applicable, due on such Settlement Date, notwithstanding any transfer or exchange of such CVR subsequent to such Settlement Record Date and prior to such Settlement Date.

ARTICLE IV

THE TRUSTEE

4.1 CVR Trustee. The Company hereby appoints U.S. Bank National Association, as the CVR Trustee, to act as CVR Trustee in accordance with the terms and conditions of this Agreement, and the CVR Trustee hereby accepts such appointment.

4.2 Certain Duties and Responsibilities.

(a) Except during the continuance of an Event of Default (as defined in Section 8.1 hereof) with respect to the CVRs, the CVR Trustee need perform such duties and only such duties as are specifically set forth in this Agreement and no other duties, nor any implied covenants or obligations, shall be read into this Agreement against the CVR Trustee. The CVR Trustee shall not, by virtue of its or any of its Affiliates acting in any other capacity in connection with the CVRs, be deemed to have other duties or be deemed to held to a standard of care other than as expressly provided with respect to each such capacity. In case an Event of Default with respect to the CVRs has occurred (which has not been cured or waived), the CVR Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) In the absence of bad faith on its part, except during the continuance of an Event of Default, the CVR Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the CVR Trustee which conform to the requirements of this Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the CVR Trustee, the CVR Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement; provided, that the CVR Trustee shall not be required to confirm or investigate the accuracy of mathematical calculations or other facts stated therein.

(c) No provision of this Agreement shall be construed to relieve the CVR Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that: (i) this Section 4.2(c) shall not be construed to limit the effect of Section 4.2(a) and Section 4.2(b) hereof; (ii) the CVR Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the CVR Trustee was negligent in ascertaining the pertinent facts; (iii) the CVR Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with a direction of the Holders provided pursuant to Section 8.10 hereof ; and (iv) no provision in in this Agreement shall require the CVR Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the CVR Trustee shall be subject to the provisions of this Section 4.2.

4.3 Certain Rights of the CVR Trustee. Subject to the provisions of Section 4.2 hereof:

(a) the CVR Trustee may conclusively rely on and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the CVR Trustee need not investigate any fact or matter stated in the document;

(b) any request or direction or order of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution and the CVR Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon;

(c) whenever in the administration of this Agreement the CVR Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the CVR Trustee (unless other evidence be herein specifically prescribed) may request an Officer’s Certificate or, if deemed necessary in the reasonable view of the CVR Trustee, an Opinion of Counsel, and, in the absence of bad faith on its part, the CVR Trustee shall not be liable for any action it takes or omits to take in reliance on any such Officer’s Certificate or Opinion of Counsel;

(d) the CVR Trustee may consult with counsel of its choice (who may be counsel to the Company or its Affiliates) and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(e) the CVR Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the CVR Trustee security and/or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the CVR Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the CVR Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and if the CVR Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, as necessary for such inquiry or investigation at the sole cost of the Company and shall incur no liability of any kind by reason of such inquiry or investigation other than as a result of CVR Trustee’s negligence or willful misconduct;

(g) the CVR Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the CVR Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(h) the CVR Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(i) the rights, privileges, protections, immunities and benefits given to the CVR Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by each agent, custodian and other person employed to act hereunder;

(j) in no event shall the CVR Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) whether or not foreseeable and irrespective of whether the CVR Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 4.3(j) shall survive the termination of this Agreement, payment in full of all amounts due under the CVRs and the resignation or removal of the CVR Trustee;

(k) the CVR Trustee shall not be deemed to have knowledge of any Event of Default except any Event of Default of which a Responsible Officer of the CVR Trustee shall have received written notification thereof at the Corporate Trust Office or otherwise obtained actual knowledge. In the absence of such notice or actual knowledge, the CVR Trustee may conclusively assume there is no Event of Default except as aforesaid;

(l) the CVR Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder;

(m) the permissive rights of the CVR Trustee enumerated in this Agreement shall not be construed as duties hereunder;

(n) in no event shall the CVR Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities or communications services; it being understood that the CVR Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

4.4 Not Responsible for Recitals or Issuance of CVRs. The CVR Trustee shall not be accountable for the use and/or administration of the CVRs by any person other than the CVR Trustee. The recitals contained herein and in the CVRs shall be taken as the statements of the Company, and the CVR Trustee assumes no responsibility for their correctness. The CVR Trustee makes no representations as to the validity, value, adequacy, enforceability, legality or sufficiency of this Agreement or of the CVRs.

4.5 May Hold CVRs. The CVR Trustee or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of CVRs, and, subject to Section 4.8 and 4.13 hereof, may otherwise deal with the Company with the same rights it would have if it were not CVR Trustee or such other agent.

4.6 Money Held in Trust. Money held by the CVR Trustee in trust hereunder need not be segregated from other funds except to the extent required by Law. The CVR Trustee shall be under no liability for interest on any money received by it hereunder, except as otherwise agreed by the CVR Trustee in writing with the Company.

4.7 Compensation and Reimbursement. The Company agrees:

(a) to indemnify the CVR Trustee and its officers, employees, agents and directors, for, and hold the CVR Trustee and its officers, employees, agents and directors, harmless against, any loss, liability or expense arising out of or in connection with the CVR Trustee’s duties and responsibilities under and acceptance and administration of this Agreement, including the costs and expenses (including reasonably incurred attorney’s fees and expenses and the reasonably incurred costs and expenses of any agent and delegate of the CVR Trustee) of defending the CVR Trustee against any claim, charge, demand, liability, fees, costs, expenses, suit or loss, unless such loss shall have been determined in a final non-appealable judgment by a court of competent jurisdiction to be a result of the CVR Trustee’s negligence or bad faith.

(b) (i) to pay the fees, costs and expenses of the CVR Trustee in connection with this Agreement as agreed upon in writing by the CVR Trustee and the Company and (ii) to promptly reimburse the CVR Trustee for all taxes and governmental charges, expenses and other charges of any kind and nature incurred by the CVR Trustee in the performance of its duties and exercising its rights and powers under this Agreement. The CVR Trustee shall also be entitled to prompt reimbursement from the Company for all reasonably incurred out-of-pocket expenses and costs (including reasonably incurred attorney’s fees and expenses and the reasonably incurred costs and expenses of any agent and delegate of the CVR Trustee) paid or incurred by it in connection with the administration by the CVR Trustee of its duties and responsibilities hereunder.

(c) Subject to the foregoing, to the extent that any indemnity payment to be made by the Company has taken into account any withholding or deduction as referred to in this Section 4.7(c), all payments by the Company under this Section 4.7 will be made without withholding or deduction for any taxes, duties, or other charges of whatever nature imposed, levied, collected, withheld or assessed by any political subdivision or authority thereof or therein having power to tax. If any withholding or deduction is required by law in respect of payments made by the Company to the CVR Trustee under this Section 4.7, the Company shall pay additional amounts as may be necessary in order that the net amounts received by the CVR Trustee after such deduction or withholding shall equal the amounts which would have been receivable by the CVR Trustee had no such deduction or withholding been required.

(d) This Section 4.7 shall survive the termination or discharge of this Agreement and the resignation or removal of the CVR Trustee.

4.8 Disqualification; Conflicting Interests.

(a) If applicable, to the extent that the CVR Trustee determines that it has a conflicting interest within the meaning of Section 310(b) of the Trust Indenture Act, the CVR Trustee shall as soon as practicable notify the Company of such conflict and, within ninety (90) days after ascertaining that it has such conflicting interest, either eliminate such conflicting interest or resign to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Agreement. In the case of such resignation, the Company shall take prompt steps to have a successor appointed in the manner provided in this Agreement.

(b) In the event the CVR Trustee shall fail to comply with Section 4.8(a) hereof, the CVR Trustee shall, within ten (10) days of the expiration of such ninety (90) day period, transmit a notice of such failure to the Holders in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act and this Agreement.

4.9 Corporate CVR Trustee Required; Eligibility. There shall at all times be a CVR Trustee hereunder which satisfies the applicable requirements of Sections 310(a)(1) and (5) of the Trust Indenture Act and has a combined capital and surplus of at least fifty million U.S. dollars (US$50,000,000). If such corporation publishes reports of condition at least annually, pursuant to Law or to the requirements of a supervising or examining authority, then for the purposes of this Section 4.9, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the CVR Trustee shall cease to be eligible in accordance with the provisions of this Section 4.9 it shall resign immediately in the manner and with the effect hereinafter specified in this Article 4.

4.10 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the CVR Trustee and no appointment of a successor CVR Trustee pursuant to this Article 4 shall become effective until the acceptance of appointment by the successor CVR Trustee under Article 4.11.

(b) The CVR Trustee, or any trustee or trustees hereafter appointed, may resign at any time by giving written notice thereof to the Company.

(c) The CVR Trustee may be removed at any time by a demand in writing by the Holders of at least a majority of the outstanding CVRs delivered to the CVR Trustee and to the Company.

(d) If at any time:

(i) the CVR Trustee shall fail to comply with Section 4.8 hereof after written request therefor by the Company or by any Holder who has been a bona fide Holder of a CVR for at least six (6) months; or

(ii) the CVR Trustee shall cease to be eligible under Section 4.9 hereof and shall fail to resign after written request therefor by the Company or by any such Holder; or

(iii) the CVR Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the CVR Trustee or of its property shall be appointed, or any public officer shall take charge or control of the CVR Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (A) the Company, by a Board Resolution or action of its Chief Executive Officer, may remove the CVR Trustee, or (B) subject to Section 8.13 hereof, the Holder of any CVR who has been a bona fide Holder of a CVR for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the CVR Trustee and the appointment of a successor CVR Trustee.

(e) If the CVR Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of CVR Trustee for any cause, the Company, by a Board Resolution and/or action of its Chief Executive Officer, shall promptly appoint a successor CVR Trustee. If, within one (1) year after any removal by the Holders of at least a majority of the outstanding CVRs, a successor CVR Trustee shall be appointed by act of the Holders of at least a majority of the outstanding CVRs delivered to the Company and the retiring CVR Trustee the successor CVR Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 4.11 hereof, become the successor CVR Trustee and supersede the successor CVR Trustee appointed by the Company. If no successor CVR Trustee shall have been so appointed by the Company or the Holders of the CVRs and accepted appointment within sixty (60) days after the retiring CVR Trustee tenders its resignation or is removed, subject to Section 8.13 hereof, the retiring CVR Trustee may (at the expense of the Company), the Company, or the Holder of any CVR who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor CVR Trustee. If any CVR Trustee is removed with or without cause, all fees and expenses (including the reasonably incurred fees and expenses of counsel) of such CVR Trustee incurred in the administration of the trust or in performing its duties hereunder shall be paid to such CVR Trustee by the Company.

(f) The Company shall give notice of each resignation and each removal of the CVR Trustee and each appointment of a successor CVR Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of CVRs as their names and addresses appear in the CVR Register and the CVR Agents. Each notice shall include the name of the successor CVR Trustee and the address of its Corporate Trust Office. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor CVR Trustee, it shall not be a default hereunder but the successor CVR Trustee shall cause the notice to be mailed at the expense of the Company.

4.11 Acceptance of Appointment of Successor.

(a) Every successor CVR Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring CVR Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring CVR Trustee shall become effective and such successor CVR Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring CVR Trustee; but, upon request of the Company or the successor CVR Trustee, such retiring CVR Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor CVR Trustee all the rights, powers and trusts of the retiring CVR Trustee, and shall duly assign, transfer and deliver to such successor CVR Trustee all property and money held by such retiring CVR Trustee hereunder. Upon request of any such successor CVR Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor CVR Trustee all such rights, powers and trusts. Notwithstanding the replacement of the CVR Trustee pursuant to this Section 4.11, the Company’s obligations under Section 4.7 hereof shall continue and inure to the benefit of the retiring CVR Trustee.

(b) No successor CVR Trustee shall accept its appointment unless at the time of such acceptance such successor CVR Trustee shall be qualified and eligible under this Article 4.

4.12 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the CVR Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the CVR Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the CVR Trustee, by sale or otherwise, shall be the successor of the CVR Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article 4, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

4.13 Preferential Collection of Claims Against Company. If and when the CVR Trustee shall be or shall become a creditor, directly or indirectly, secured or unsecured, of the Company, excluding any creditor relationship set forth in Section 311(b) of the Trust Indenture Act, if applicable, the CVR Trustee shall be subject to the applicable provisions of the Trust Indenture Act regarding the collection of claims against the Company.

4.14 Forwarding of Communications. The CVR Trustee shall forward to the Company a copy of any notice or communication addressed to the Company by any Holder which is received by the CVR Trustee.

4.15 Publication of Notices. The CVR Trustee shall, upon and in accordance with instructions of the Company received at least ten (10) Business Days (in the Corporate Trust Office of the CVR Trustee) before the proposed publication date, arrange for the publication of any notice which is to be given to the Holders and shall supply a copy thereof to the Common Depositary. All costs associated with the publication of any notices referred to in this Section 4.15 shall be borne by the Company.

4.16 Mutual Undertaking Regarding Information Reporting and Collection Obligations. Each party shall, within thirty (30) Business Days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the CVRs as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this Section 4.16 to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality.

4.17 Company’s Right to Redirect. In the event that the Company reasonably determines in its sole discretion that withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to the Holders of the CVRs, then the Company will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deductions or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Agreement. The Company will promptly notify the CVR Trustee and CVR Paying Agent in writing of any such redirection or reorganization.

4.18 Prior Credit. If Taxes become payable by the CVR Trustee in respect of any prior credit, the Company will remain liable for any deficiency and agrees that the Company shall pay any such deficiency upon notice from the CVR Trustee or any Authority.

For the purposes of Section 4.16 to Section 4.18, inclusive:

“Applicable Law” means any Law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any party.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“party” means any party to this Agreement.

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

ARTICLE V

HOLDERS’ LISTS AND REPORTS BY THE TRUSTEE AND COMPANY

5.1 Company to Furnish CVR Trustee with Names and Addresses of Holders. The Company shall furnish or cause to be furnished to the CVR Trustee (a) promptly after the issuance of the CVRs, and semi-annually thereafter, a list, in such form as the CVR Trustee may reasonably require, of the names and addresses of the Holders as of a recent date, and (b) at such times as the CVR Trustee may request in writing, within thirty (30) days after receipt by the Company of any such request, a list, in such form as the CVR Trustee may reasonably require, of the names and addresses of the Holders as of a date not more than fifteen (15) days prior to the time such list is furnished; provided, however, that if and so long as the CVR Trustee shall be the CVR Registrar, no such list need be furnished.

5.2 Preservation of Information; Communications to Holders.

(a) The CVR Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of the Holders contained in the most recent list furnished to the CVR Trustee as provided in Section 5.1 hereof. The CVR Trustee may destroy any list furnished to it as provided in Section 5.1 hereof upon receipt of a new list so furnished.

(b) The rights of the Holders to communicate with other Holders with respect to their rights under this Agreement and the corresponding rights and privileges of the CVR Trustee shall be as provided by Section 312(b) of the Trust Indenture Act, if applicable.

(c) Every Holder of CVRs, by receiving and holding the CVRs, agrees with the Company and the CVR Trustee that neither the Company nor the CVR Trustee shall be deemed to be in violation of Law or held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders made pursuant to the Trust Indenture Act (if applicable) regardless of the source from which such information was derived.

5.3 Reports by CVR Trustee.

(a) Within sixty (60) days after December 31 of each year commencing with the December 31 following the date of this Agreement, the CVR Trustee shall transmit to all Holders such reports concerning the CVR Trustee and its actions under this Agreement as may be required pursuant to Section 313(a) of the Trust Indenture Act to the extent and in the manner provided pursuant thereto. The CVR Trustee shall also comply with Section 313(b)(2) of the Trust Indenture Act, if applicable. The CVR Trustee shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act, if applicable.

(b) A copy of each such report shall, at the time of such transmission to the Holders, be filed by the CVR Trustee with each stock exchange, if any, upon which the CVRs are listed, with the SEC and also with the Company. The Company shall promptly notify the CVR Trustee when the CVRs are listed or delisted on any stock exchange.

5.4 Compliance Certificate. The Company shall comply with Section 314(a)(4) of the Trust Indenture Act, to the extent applicable, by delivering to the CVR Trustee an Officers’ Certificate within one hundred and twenty (120) days after the end of each fiscal year of the Company ending after the date hereof, to be executed by the principal executive officer, principal financial officer or principal accounting officer of the Company and stating whether or not, to the best knowledge of the signer(s) thereof, the Company is in breach in the performance and observance of any of the terms, provisions or conditions of this Agreement (without regard to any period of grace or requirement of notice provided hereunder).

ARTICLE VI

ADJUSTMENTS TO MARKET CAPITALIZATION MILESTONES

6.1 Adjustments to Market Capitalization Milestones. If and whenever the Company shall pay or make any Capital Distribution to the holders of the Common Shares on account of such Common Shares, then each of the Market Capitalization Milestones shall be decreased, effective immediately after the effective date of such dividend or distribution, by the fair market value (as determined, other than in the case of cash, by the Independent Investment Bank at the Company’s expense) of the assets distributed or paid on each Common Share in respect of such dividend or distribution.

The CVR Trustee shall not be under any duty to monitor whether any event or circumstance has happened or exists which may require an adjustment to be made to the Market Capitalization Milestones or any calculation (or verification thereof) in connection with the Market Capitalization Milestones and will not be responsible or liable to the Holders or any other person for any loss arising from any failure by them to do so.

6.2 Notice of Adjustments. If an adjustment to Market Capitalization Milestones is made pursuant to Section 6.1 hereof, the Company shall, as soon as practicable after the determination of such adjustment, deliver to the CVR Trustee and the Holders a certificate executed by an authorized officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the method by which such adjustment was calculated, the Market Capitalization Milestones in effect immediately prior to such adjustment and the Market Capitalization Milestones in effect immediately after such adjustment; provided, that any failure by the Company to provide such certificate, or any defect therein, shall not affect the legality or validity of such event.

6.3 Final Determination. If any doubt shall arise as to the appropriate adjustment to Market Capitalization Milestones pursuant to Section 6.1 hereof, the Company shall obtain a certificate confirming such adjustment from an Independent Investment Bank which shall be conclusive and binding in the absence of manifest error. If the Company fails to select an Independent Investment Bank when required hereunder, Holders of at least a majority of the outstanding CVRs may, but shall not be obliged to, select such Independent Investment Bank.

ARTICLE VII

COVENANTS

7.1 Payment of Triggered Amounts, if any, to Holders. The Company shall duly and punctually pay amounts, if any, on the CVRs in accordance with the terms of the CVRs and this Agreement. Such amounts shall be considered paid on the applicable Settlement Date if on such date the CVR Trustee or the CVR Paying Agent holds in accordance with this Agreement money designated for such purpose and sufficient to pay all such amounts then due.

7.2 Money for CVR Payments to Be Held in Trust.

(a) If the Company or any of its subsidiaries shall at any time act as the CVR Paying Agent, it shall, on or before the Settlement Date, as the case may be, segregate and hold in trust for the benefit of the Holders all sums held for payment on the CVRs until such sums shall be paid to the Holders as herein provided, and shall promptly notify the CVR Trustee of any failure of the Company to make payment on the CVRs.

(b) Whenever the Company shall have one or more CVR Paying Agents for the CVRs, it shall, on or before a Settlement Date deposit with a CVR Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due; such sum to be held in trust for the benefit of the persons entitled to such amount, and (unless such CVR Paying Agent is the CVR Trustee) the Company shall promptly notify the CVR Trustee of such action or any failure so to act.

(c) The Company shall cause each CVR Paying Agent other than the CVR Trustee to execute and deliver to the CVR Trustee an instrument in which such CVR Paying Agent shall confirm, subject to the provisions of this Section 7.2, that (i) such CVR Paying Agent shall hold all sums held by it for the payment of any amount payable on CVRs in trust for the benefit of the persons entitled thereto until such sums shall be paid to such persons or otherwise disposed of as herein provided and shall notify the CVR Trustee of the sums so held and (ii) it shall give the CVR Trustee notice of any failure by the Company to make any payment on the CVRs when the same shall be due and payable.

(d) Any money deposited with the CVR Trustee or any CVR Paying Agent, or then held by the Company, in trust for the payment on any CVR and remaining unclaimed for five (5) Business Days after the Settlement Date shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such CVR shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the CVR Trustee or such CVR Paying Agent with respect to such trust money shall thereupon cease.

7.3 Listing of CVRs. The Company hereby covenants and agrees to use its reasonable efforts to cause the CVRs to be approved for listing on the SGX and will maintain such listing for so long as any CVRs remain outstanding; and if the CVRs are no longer eligible to be listed for trading on SGX, to use its reasonable efforts to cause the CVRs to be approved for listing as promptly as practicable on a Qualified Exchange.

7.4 Other Agreements. The Company shall not enter into any agreement that would interfere with or prohibit the Company’s ability to timely make any payment that becomes due under this Agreement.

ARTICLE VIII

EVENTS OF DEFAULT

8.1 Events of Default. “Event of Default” with respect to the CVRs means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of all or any part of any payment due under this Agreement after a period of thirty (30) days after such payment shall become due and payable on the Settlement Date or otherwise; or

(b) default in the performance, or breach in any material respect, of any covenant or warranty of the Company in respect of the CVRs, and continuance of such default or breach for a period of sixty (60) days after there has been given, by registered or certified mail, to the Company by the CVR Trustee or to the Company and the CVR Trustee by the Holders of at least 25% of CVRs then outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(c) subject to Section 8.28.2(c) hereof, there occurs with respect to any indebtedness of the Company or any Restricted Subsidiary (other than a Subordinated Shareholder Loan) having an outstanding principal amount of US$20.0 million (or the U.S. dollar equivalent thereof) or more in the aggregate for all such indebtedness of all such persons, whether such indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its maturity and/or (ii) a failure to make a principal payment when due; or

(d) one or more final judgments or orders for the payment of money are rendered against the Company or any Restricted Subsidiary and are not paid or discharged, and there is a period of sixty (60) consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed US$20.0 million (or the U.S. dollar equivalent thereof) (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect; or

(e) an involuntary case or other proceeding is commenced against the Company or any Significant Restricted Subsidiary with respect to it or its debts under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or for any substantial part of the property and assets of the Company or any Significant Restricted Subsidiary and such involuntary case or other proceeding remains undismissed and unstayed for a period of sixty (60) consecutive days; or an order for relief is entered against the Company or any Significant Restricted Subsidiary under any applicable bankruptcy, insolvency or other similar Law as now or hereafter in effect; or

(f) the Company or any Significant Restricted Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such Law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary, or for all or substantially all of the property and assets of the Company or any Significant Restricted Subsidiary, or (iii) effects any general assignment for the benefit of creditors; or

(g) suspension of the trading of the Company’s Common Shares on the Hong Kong Stock Exchange or any other Qualified Exchange on which the Company’s Common Shares are at any time listed for trading after lifting of the suspension of trading of such shares existing as of the Exchange Date, and such suspension continues for more than thirty (30) consecutive Trading Days.

8.2 Acceleration. (a) If an Event of Default (other than an Event of Default specified in clause (e) or (f) of Section 8.1 hereof) occurs and is continuing under this Agreement, the CVR Trustee or the Holders of at least 25% of the CVRs then outstanding, by written notice to the Company (and to the CVR Trustee if such notice is given by the Holders), may, and the CVR Trustee at the request of such Holders, subject to it being indemnified and/or secured to its satisfaction, shall, declare all payments previously triggered by a CVR Triggering Event as of that date (“Triggered Payments”) payable. Upon a declaration of acceleration, all Triggered Payments shall be immediately due and payable as an obligation that is pari passu with the Company’s obligations under the New HY Notes and the New Convertible Bonds. If an Event of Default specified in clause (e) or (f) of Section 8.1 hereof occurs with respect to the Company or any Significant Restricted Subsidiary, all Triggered Payments shall be immediately due and payable without any declaration or other act on the part of the CVR Trustee or any Holder.

(b) Notwithstanding the provisions of Section 3.2 hereof and the foregoing, if the acceleration of any payments triggered by a CVR Triggering Event was due to the occurrence of an Event of Default specified in clause (c) or (g) of Section 8.1 hereof (or an Event of Default that would cause the Company’s Common Shares to be suspended from trading on the Hong Kong Stock Exchange and other Qualified Exchanges either immediately or with notice and/or the passage of time), then such payments shall be made in cash. If such an Event of Default specified in clause (c) or (g) of Section 8.1 is subsequently cured, then the acceleration caused by such cured Event of Default and its consequences shall be rescinded and payments will be settled in accordance with Section 3.2 hereof with reference to the original date of any CVR Triggering Event that may have occurred. For the avoidance of doubt, the cure of any Event of Default specified in clause (c) or (g) of Section 8.1 shall not be effective to rescind an acceleration caused by any other Event of Default that may exist at the time of such cure. Notwithstanding anything in this Section 8.2(b), the Company’s ability to cure an Event of Default specified in clause (c) or (g) of Section 8.1 hereof shall in no way impede or prevent the enforcement by the CVR Trustee or the Holders of any rights or remedies hereunder at Law or equity at any time prior to such cure, including the enforcement of any judgment or decree of a court of competent jurisdiction for payment hereunder.

(c) Any Event of Default existing on the Exchange Date arising out of or related to a default, event of default or acceleration of Indebtedness under or failure to pay principal of, or interest or premium on, any Indebtedness of the Company’s Subsidiaries that are incorporated in the PRC owed by such Subsidiaries to various financial institutions domiciled in the PRC (“Onshore Debt”), shall be deemed waived by all Holders, if, with respect to not less than 85% in aggregate principal amount of such Onshore Debt, as of the Exchange Date, either (i) such Onshore Debt is subject to binding documentation providing for its (A) restructuring or (B) refinancing or (ii) no default or event of default exists under such Onshore Debt, or will occur as a result of the transactions contemplated by the Schemes of Arrangement, and there are no events or circumstances (and no events or circumstances will arise as a result of the transactions contemplated by the Schemes of Arrangement) that would cause a default or event of default to occur under such Onshore Debt with or without the giving of notice or passage of time, or both. The Company shall deliver an Officers’ Certificate to the CVR Trustee on the date of this Agreement confirming the foregoing provision has been met. For the avoidance of doubt, the waiver referred to in this Section 8.2(c) shall not apply to any Event of Default that occurs after the Exchange Date in respect of (I) any Onshore Debt or (II) any additional Indebtedness incurred after the Exchange Date by the Company’s Subsidiaries that are incorporated in the PRC.

8.3 Collection by the CVR Trustee; the CVR Trustee May Prove Payment Obligations. The Company covenants that in the case of any failure to pay all or any part of the CVRs when the same shall have become due and payable, whether at a Settlement Date or otherwise, then upon demand of the CVR Trustee the Company shall pay to the CVR Trustee for the benefit of the Holders of the CVRs the whole amount that then shall have become due and payable on all CVRs; and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the CVR Trustee and each predecessor CVR Trustee, their respective agents, attorneys and external counsel, and any expenses and liabilities incurred, and all advances made, by the CVR Trustee and each predecessor CVR Trustee, except as a result of the CVR Trustee’s negligence or willful misconduct.

In case the Company shall fail forthwith to pay such amounts upon such demand, the CVR Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by Law out of the property of the Company, wherever situated, the moneys adjudged or decreed to be payable.

In any judicial proceedings relative to the Company, irrespective of whether any amount is then due and payable with respect to the CVRs, the CVR Trustee is authorized:

(a) to file and prove a claim or claims for the whole amount owing and unpaid in respect of the CVRs, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the CVR Trustee (including any claim for reasonable compensation to the CVR Trustee and each predecessor CVR Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the CVR Trustee and each predecessor CVR Trustee, except as a result of the CVR Trustee’s negligence or willful misconduct) and of the Holders allowed in any judicial proceedings relative to the Company or to its respective property;

(b) unless prohibited by and only to the extent required by applicable Law, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings; and

(c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the CVR Trustee on their behalf; and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the CVR Trustee, and, in the event that the CVR Trustee shall consent to the making of payments directly to the Holders, to pay to the CVR Trustee such amounts as shall be sufficient to cover reasonable compensation to the CVR Trustee, each predecessor CVR Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the CVR Trustee and each predecessor CVR Trustee, except as a result of the CVR Trustee’s negligence or willful misconduct, and all other amounts due to the CVR Trustee or any predecessor CVR Trustee pursuant to Section 4.7 hereof. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or safeguard arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the CVR Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, safeguard arrangement, adjustment or composition affecting the CVRs, or the rights of any Holder thereof, or to authorize the CVR Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

All rights of action and of asserting claims under this Agreement, or under any of the CVRs, may be enforced by the CVR Trustee without the possession of any of the CVRs or the production thereof and any trial or other proceedings instituted by the CVR Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the CVR Trustee, each predecessor CVR Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

In any proceedings brought by the CVR Trustee (and also any proceedings involving the interpretation of any provision of this Agreement to which the CVR Trustee shall be a party) the CVR Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such CVRs parties to any such proceedings (unless required by applicable Law).

8.4 Application of Proceeds. Any monies collected by the CVR Trustee pursuant to this Article 8 in respect of any CVRs shall be applied in the following order at the date or dates fixed by the CVR Trustee upon presentation of the several CVRs in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented CVRs if only partially paid or upon surrender thereof if fully paid:

FIRST: To the payment of costs and expenses, including reasonable compensation to the CVR Trustee, each predecessor CVR Trustee, the CVR Agents and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the CVR Trustee, each predecessor CVR Trustee and the CVR Agents, and all other amounts due to the CVR Trustee, any predecessor CVR Trustee and the CVR Agents pursuant to Section 4.7 hereof and in respect of the CVR Agent Appointment Letter, as applicable;

SECOND: To the payment of the whole amount then owing and unpaid upon all the CVRs and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the CVRs, then to the payment of such amounts without preference or priority of any CVR over any other CVR, ratably to the aggregate of such amounts due and payable; and

THIRD: To the payment of the remainder, if any, to the Company or any other person lawfully entitled thereto.

8.5 Suits for Enforcement. In case an Event of Default has occurred, has not been waived and is continuing, the CVR Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such appropriate judicial proceedings as the CVR Trustee shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the CVR Trustee by this Agreement or by Law.

8.6 Restoration of Rights on Abandonment of Proceedings. In case the CVR Trustee or any Holder shall have proceeded to enforce any right under this Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the CVR Trustee or to such Holder, then and in every such case the Company and the CVR Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company, the CVR Trustee and the Holders shall continue as though no such proceedings had been taken.

8.7 Limitations on Suits by Holders. Subject to the rights of the Holders under Section 8.8 hereof, no Holder of any CVR shall have any right by virtue or by availing of any provision of this Agreement to institute any action or proceeding at Law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless: (i) such Holder previously shall have given to the CVR Trustee written notice of breach and of the continuance thereof, as hereinbefore provided; and (ii) such Holder shall have offered to the CVR Trustee such security and/or indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the CVR Trustee for fifteen (15) days after its receipt of such notice and request shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the CVR Trustee pursuant to Section 8.10 hereof; it being understood and intended, and being expressly covenanted by the taker and Holder of every CVR with every other taker and Holder and the CVR Trustee, that no one or more Holders of CVRs shall have any right in any manner whatever by virtue or by availing of any provision of this Agreement to effect, disturb or prejudice the rights of any other such Holder of CVRs, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of CVRs. For the protection and enforcement of the provisions of this Section 8.7, each and every Holder and the CVR Trustee shall be entitled to such relief as can be given either at Law or in equity.

8.8 Unconditional Right of Holders to Institute Certain Suits. Notwithstanding any other provision in this Agreement and any provision of any CVR, the right of any Holder of any CVR to receive payment of the amounts payable in respect of such CVR on or after the respective due dates expressed in such CVR, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

8.9 Powers and Remedies Cumulative; Delay or Omission Not Waiver of Event of Default.

(a) Except as provided in Section 8.7 hereof, no right or remedy herein conferred upon or reserved to the CVR Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(b) No delay or omission of the CVR Trustee or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and, subject to Section 8.7 hereof, every power and remedy given by this Agreement or by Law to the CVR Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the CVR Trustee or by the Holders.

8.10 Control by Holders.

(a) The Holders of at least a majority of the outstanding CVRs shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the CVR Trustee, or exercising any power conferred on the CVR Trustee with respect to the CVRs by this Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this Agreement; and provided further that (subject to the provisions of Section 4.2 hereof) the CVR Trustee shall have the right to decline to follow any such direction if the CVR Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the CVR Trustee in good faith shall determine that the action or proceedings so directed would involve the CVR Trustee in personal liability or if the CVR Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the CVRs not joining in the giving of said direction.

(b) Nothing in this Agreement shall impair the right of the CVR Trustee in its discretion to take any action deemed proper by the CVR Trustee and which is not inconsistent with such direction or directions by Holders.

8.11 Waiver of Past Events of Default. Other than in the case of a default or Event of Default specified in Section 8.1(a) hereof (the term “default” for the purposes of this Section 8.11 being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default), the Holders of at least a majority in aggregate principal amount of the outstanding CVRs by written notice to the Company and to the CVR Trustee may, on behalf of all Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default have been cured or waived, and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon such waiver, the default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other default or impair any right consequent thereon.

8.12 The CVR Trustee to Give Notice of Event of Default, But May Withhold in Certain Circumstances. The CVR Trustee shall transmit to the Holders, at the names and addresses of such Holders as they appear on the CVR Register and as provided under Section 313(c) of the Trust Indenture Act, if applicable, notice by mail of all defaults which have occurred and are actually known to the CVR Trustee, such notice to be transmitted within ninety (90) days after the occurrence thereof, unless such defaults shall have been cured before the giving of such notice (the term “default” for the purposes of this Section 8.12 being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default); provided that, except in the case of a failure to pay the amounts payable in respect of any of the CVRs, the CVR Trustee shall be protected in withholding such notice if and so long as the CVR Trustee in good faith determines that the withholding of such notice is in the interests of the Holders;

8.13 Right of Court to Require Filing of Undertaking to Pay Costs. All parties to this Agreement agree, and each Holder of any CVR by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement or in any suit against the CVR Trustee for any action taken, suffered or omitted by it as the CVR Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 8.13 shall not apply to any suit instituted by the CVR Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than ten per cent (10%) of the CVRs outstanding or to any suit instituted by any Holder for the enforcement of the payment of any CVR on or after the due date expressed in such CVR.

ARTICLE IX

MISCELLANEOUS

9.1 Termination. This Agreement shall terminate and the CVRs shall expire on the later of (1) December 31, 2021 and (2) the date on which the Company makes all amounts of payments required under the terms of this Agreement to the CVR Trustee. Upon termination of this Agreement, all rights and obligations of the Company and the CVR Trustee hereunder shall terminate (unless otherwise provided herein); provided that no such termination shall release any party from liability for breach of this Agreement.

9.2 Successors; Assignment. All the covenants and provisions of this Agreement by or for the benefit of the Company or the CVR Trustee shall bind and inure to the benefit of their respective successors, heirs and assigns.

The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Holders that have been allocated not less than 75% of the outstanding CVRs. Any attempted assignment of this Agreement or any of such rights in violation of this Section 9.2 shall be void ab initio and of no effect.

9.3 Notices. Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall (other than with respect to notices provided under Section 4.8(b), Section 5.3(a) and Section 8.12 hereof and Section 310(b), Section 313 and Section 315(b) of the Trust Indenture Act) be sufficient for every purpose hereunder if in writing and delivered personally, or sent by facsimile transmission, certified or registered mail (return receipt requested and first-class postage prepaid) or a nationally recognized overnight courier (with proof of service), addressed as follows:

If to the Company, to:

Kaisa Group Holdings Ltd.

Suite 2001, 20/F

Two International Finance Centre

8 Finance Street

Central, Hong Kong

Attn: Ms Gigi Lee

Facsimile: +852 3900 0990

If to the CVR Trustee, to:

US Bank, Global Corporate Trust Services, New York

100 Wall Street, 16th Fl.

New York, NY 10005

Ref: Kaisa CVR Trustee

Fax: +1 212 361 6153 or +1 212 809 4993

For the avoidance of any doubt, all notices shall be in writing in the English language.

9.4 Amendments.

(a) Amendments without Consent of Holders. The Company and the CVR Trustee may amend this Agreement without prior notice to or the consent of any Holder:

(i) to evidence the succession of another person as a successor CVR Trustee and the assumption by any successor of the covenants and obligations of the CVR Trustee herein;

(ii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which the Company and the CVR Trustee may deem necessary or desirable; provided that, in each case, such provisions shall not adversely affect the interests of the Holders in any material respect;

(iii) as may be required to cause this Agreement and the CVRs to comply with the Trust Indenture Act of 1939, to the extent applicable;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, or the Exchange Act; provided that such provisions shall not adversely affect the interests of the Holders in any material respect;

(v) for the purpose of adding, eliminating or changing any other provision of this Agreement; provided that such addition, elimination or change shall not adversely affect the interests of the Holders in any material respect; or

(vi) effect any changes to this Agreement in a manner necessary to comply with the procedures of Euroclear and Clearstream.

(b) Amendments with Consent of Holders. With the consent of the Holders holding not less than 50% of the outstanding CVRs, the Company and the CVR Trustee may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement or waive compliance with any provision hereof, even if such addition, elimination or change is materially adverse to the interests of the Holders; provided, however, that no such amendment or waiver may, without the consent of Holders of each outstanding CVR affected thereby:

(i) change the CVR Triggering Events, except in the case of adjustments pursuant to Section 6.1 hereof;

(ii) change the timing, amount or currency of any payment in respect of any CVR, including the definition of Fundamental Change;

(iii) impair the right to institute suit for the enforcement of any payment on or after the Settlement Date or Fundamental Change Payment Date;

(iv) waive a default in the payment of any amounts under this Agreement; or

(v) modify any of the provisions of this Section 9.4(b), except to increase the percentage of Holders from whom consent is required or to provide that certain other provisions of this Agreement cannot be modified or waived without the consent of the Holder of each CVR affected thereby.

(c) Execution of Amendments. In executing any amendment permitted by this Article 9, the CVR Trustee (subject to Section 4.2 hereof) shall be fully protected in relying upon (i) an Opinion of Counsel and Officers’ Certificate stating that the execution of such amendment is authorized or permitted by this Agreement and (ii) if such amendment is executed pursuant to Section 9.4(b) hereof, evidence of the consent of the Holders required to consent thereto. The CVR Trustee shall execute any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the CVR Trustee’s own rights, duties or immunities under this Agreement or otherwise. Otherwise, the CVR Trustee may, but need not, execute such amendment.

(d) Effect of Amendments; Notice to Holders.

(i) Upon the execution of any amendment under this Article 9, this Agreement and the CVRs shall be modified in accordance therewith, and such amendment shall form a part of this Agreement and the CVRs for all purposes; and every Holder of CVRs theretofore or thereafter authenticated, as applicable, and delivered hereunder shall be bound thereby.

(ii) Promptly after the execution by the Company and the CVR Trustee of any amendment pursuant to the provisions of this Article 9, the Company shall mail a notice thereof by first-class mail to the CVR Agents and the Holders of CVRs at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

(e) Conformity with Trust Indenture Act. Every amendment executed pursuant to this Article 9 shall conform to the applicable requirements of the Trust Indenture Act, if any.

(f) Reference in CVRs to Amendments. Global CVRs authenticated and delivered after the execution of any amendment pursuant to this Article 9 shall bear a notation as to any matter provided for in such amendment. If the Company shall so determine, new Global CVRs so modified as to conform, in the opinion of the Board of Directors and/or the Chief Executive Officer of the Company, to any such amendment may be prepared and executed by the Company, as applicable, and, on instruction by the Company, authenticated by the CVR Authenticating Agent and delivered by the CVR Registrar upon written direction of the Company with a copy to the CVR Trustee, in exchange for outstanding Global CVRs. Failure to make the appropriate notation or to issue a new Global CVR shall not affect the validity of such amendment.

(g) Record Date. The Company may set a record date for the purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Agreement, which date shall be, and shall be announced, no earlier than sixty (60) and no later than ten (10) days prior to the date of such vote of consent to any action by vote or consent authorized or permitted under this Agreement. If not previously set by the Company:

(i) the record date for determining the Holders entitled to vote at a meeting of Holders shall be the day preceding the date on which notice of such meeting is sent to the Holders, or if notice is not given, the second Business Day prior to the date on which such meeting is held; and

(ii) the record date for determining the Holders entitled to consent to any action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

If a record date is fixed, those persons who were Holders of CVRs at such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders after such record date.

9.5 Governing Law; Consent to Jurisdiction; Waiver of Immunities. THE VALIDITY, INTERPRETATION, AND PERFORMANCE OF THIS AGREEMENT AND OF THE CVRS SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK. The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to, this Agreement. The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, trial by jury and any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Company has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations hereunder or under any CVR. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and, to the extent permitted by applicable Law, may be enforced in any court to the jurisdiction of which the Company is subject by a suit upon such judgment or in any manner provided by Law; provided that service of process is effected upon the Company in the manner specified in the following subsection or as otherwise permitted by applicable Law.

The Company shall at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this Agreement. Service of process upon such agent and written notice of such service mailed or delivered to the Company shall to the fullest extent permitted by applicable Law be deemed in every respect effective service of process upon the Company in any such legal action or proceeding. The Company hereby appoints National Corporate Research, Ltd. as its agent for such purpose (together with any successor appointment below, the “Process Agent”), and covenants and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent currently at 10 E 40th Street 10th Floor, New York, New York 10016. The Company waives, to the fullest extent permitted by Law, any other requirements of or objections to personal jurisdiction with respect thereto.

9.6 Effect of Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

9.7 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any person (other than the parties hereto, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their respective permitted successors, heirs and assigns.

9.8 Invalidity. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

9.9 Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

9.10 Entire Agreement. This Agreement constitutes the entire agreement among the Company, the CVR Trustee and the Holders with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. In the event that any provision of this Agreement conflicts with any other provision in the Schemes of Arrangement, the applicable provision in this Agreement shall control.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Company and the CVR Trustee have caused this Contingent Value Rights Agreement to be executed by their duly authorized representative as of the date first above written.

KAISA GROUP HOLDINGS LTD. as Company

By:
Name:
Title:

U.S. Bank National Association as CVR Trustee

By:
Name:
Title:

(Signature Page to Contingent Value Rights Agreement)

EXHIBIT A

FORM OF GLOBAL CVR

Kaisa Group Holdings Ltd.

[•] Contingent Value Rights

THIS GLOBAL CVR IS A GLOBAL CVR WITHIN THE MEANING OF THE CONTINGENT VALUE RIGHTS AGREEMENT (THE “CVR AGREEMENT”) HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. THIS GLOBAL CVR IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE CVR AGREEMENT, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE CVR AGREEMENT.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR CVRS IN DIRECT REGISTRATION FORM, THIS GLOBAL CVR MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS GLOBAL CVR IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CITIBANK EUROPE PLC (THE “COMMON DEPOSITARY”) AS COMMON DEPOSITARY FOR EUROCLEAR BANK SA/NV AND CLEARSTREAM BANKING, SA, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CITIVIC NOMINEES LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO CITIVIC NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CITIVIC NOMINEES LIMITED, HAS AN INTEREST HEREIN.

Exhibit A-1

THE CVRS AND ANY SECURITIES TO BE ISSUED PURSUANT TO THE TERMS OF THE CVRS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE CVRS HAVE BEEN ISSUED IN RELIANCE ON AN EXEMPTION PROVIDED BY SECTION 3(A)(10) OF THE ACT AND DO NOT CONSTITUTE “RESTRICTED SECURITIES” WITHIN THE MEANING OF THE ACT. PERSONS WHO ARE OR WERE AFFILIATES OF KAISA GROUP HOLDINGS LTD. MAY BE REQUIRED TO COMPLY WITH CERTAIN RESALE RESTRICTIONS UNDER THE U.S. SECURITIES LAWS.

Exhibit A-2

(LEGENDS MAY APPLY — SEE COVER SHEET)

THIS CONTINGENT VALUE RIGHT WILL BE

VOID AT 4:00 P.M. HONG KONG TIME, ON

DECEMBER 31, 2021

Common Code: [•]

ISIN Number: [•]

KAISA GROUP HOLDINGS LTD.

GLOBAL CVR

REPRESENTING

[•] CVRs

THIS CERTIFIES THAT, for value received Citivic Nominees Limited is the registered holder of a CVR or CVRs expiring December 31, 2021 (the “CVRs” and individually a “CVR”) of Kaisa Group Holdings Ltd., an exempted limited liability company incorporated under the laws of the Cayman Islands (the “Company”). Capitalized terms used and not defined herein have the meanings specified in the contingent value rights agreement (the “Contingent Value Rights Agreement”) dated [•], 2016 between the Company and U.S. Bank National Association, as the CVR Trustee (the “CVR Trustee”). In the event of a conflict between this certificate and the Contingent Value Rights Agreement, the Contingent Value Rights Agreement shall prevail. The Company shall not be entitled to deliver any securities pursuant to the Contingent Value Rights Agreement unless the exercise of such CVRs is exempt from, or in compliance with, the registration requirements of the US Securities Act of 1933, as amended, and such securities are qualified for sale or exempt from qualification under the applicable securities Laws of the jurisdictions in which the various holders of CVRs or other persons to whom it is proposed that Common Shares be issued pursuant to the Contingent Value Rights Agreement reside.

The Contingent Value Rights Agreement provides that upon the occurrence of certain events certain payment shall be made to Holders, subject to certain conditions.

As provided in the Contingent Value Rights Agreement and subject to certain limitations therein set forth, the transfer of the CVRs represented by this Global CVR is registrable on the CVR Register.

As provided in the Contingent Value Rights Agreement and subject to certain limitations therein set forth, beneficial interests in this Global CVR are exchangeable for Direct Registration CVRs representing the same number of CVRs as represented by the beneficial interest in this Global CVR as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient from the Holder to cover any documentary, stamp or similar tax or other similar governmental charge payable in connection with any registration of transfer or exchange of CVRs, other than exchanges pursuant to Section 2.5 or 9.4(f) of the Contingent Value Rights Agreement not involving any transfer.

Exhibit A-3

The Company, the CVR Trustee and any agent of the Company or the CVR Trustee shall treat the person in whose name this CVR is registered as the owner of such CVR for all purposes whatsoever, and neither the Company, the CVR Trustee nor any agent of the Company or the CVR Trustee shall be affected by, and/or obligated to take any steps in relation to, a notice to the contrary; provided that, the person in whose name any CVR is registered at the close of business on a Settlement Record Date, whether or not such day is a Business Day, with respect to any Settlement Date, shall be entitled to receive any cash payment or Common Shares, as applicable, due on such Settlement Date, notwithstanding any transfer or exchange of such CVR subsequent to such Settlement Record Date and prior to such Settlement Date.

This Global CVR and the CVRs do not entitle the registered holder of the CVRs to any of the rights of a stockholder of the Company.

[The remainder of this page is intentionally left blank]

Exhibit A-4

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date:

KAISA GROUP HOLDINGS LTD.

By:
Name:
Title:

Exhibit A-5

AUTHENTICATION OF CVR AUTHENTICATING AGENT

This is the Global CVRs described in the Contingent Value Rights Agreement.

Citibank, N.A., London Branch as CVR Authenticating Agent

By:
Name:
Title:

Exhibit A-6

SCHEDULE OF EXCHANGES AND/OR SETTLEMENT OF CVRS

The following changes in the aggregate number of CVRs represented by this Global CVR have been made:

Date	Amount of decrease in aggregate number of CVRs	Amount of increase in aggregate number of CVRs	Outstanding Balance

Exhibit A-7

TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Please print or typewrite name and address of assignee

the within CVRs and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said CVR with full power of substitution in the premises.

Date:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Date:

NOTICE: To be executed by an executive officer.

Exhibit A-8

EXHIBIT B

[FORM OF CVR AGENT APPOINTMENT LETTER TO BE INSERTED]

Exhibit B-1

EXHIBIT C

[FORM OF PAYMENT NOTICE TO BE INSERTED]

Exhibit C-1